Exhibit 99.1

Galaxy Gaming Closes Acquisition of Progressive Games Partners

Deal Increases Galaxy’s Footprint in iGaming

LAS VEGAS, August 24, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ) (“Galaxy” or the “Company”), a developer and distributor of casino table games and enhanced systems, announced today that it has closed its previously announced acquisition of all of the equity interests in Progressive Games Partners LLC (“PGP”).  PGP owns the exclusive worldwide online rights to a comprehensive suite of proprietary casino table games, including Galaxy’s.

PGP has been in the iGaming business since 2003 and has strong relationships with many of the leading iGaming providers. The transaction is strategically advantageous to Galaxy as it increases the Company’s exposure to the iGaming market, which is forecasted to see significant growth, especially in the US.  The transaction is also attractive financially as it eliminates the distribution fee that Galaxy pays to PGP on Galaxy-owned games and gives Galaxy additional iGaming licensing revenue from several popular titles owned by other licensors. The Company expects the transaction to be immediately accretive to earnings per share.

Executive Comments

“The world has changed dramatically since we signed the purchase agreement for this deal back in February,” stated Todd Cravens, Galaxy’s President and CEO. “Our casino clients in the physical world have been very hard-hit by the COVID-19 crisis and are generally struggling to get back to business levels they enjoyed before the lockdowns.  By contrast, the iGaming business was a significant beneficiary of the shutdown, with US revenues in the second quarter of 2020 increasing 250% over the prior year.  We believe that more US states will consider legalizing iGaming as a way to prevent the tax revenue losses that occur when brick-and-mortar casinos are closed.  We look forward to working more closely with our iGaming operators as we bring our existing library and our pipeline of new products online.”

“Galaxy has a great opportunity with the acquisition of PGP,” said Chris Reynolds, who has been at the helm as PGP’s CEO since its inception. “Many of the titles that are in the PGP portfolio originated in the US land-based world.  Since US iGaming operators will want to offer to their online patrons many of the same games that are popular in the physical world, there should be good adoption of the PGP content in the US.  I look forward to working with Todd and the rest of the Galaxy team in serving the rapidly growing US iGaming market while maintaining the strong relationships we have in the UK and Europe.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Progressive Games Partners LLC, Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	Robyn Brewington (702) 936-5216
Investors:	Harry Hagerty (702) 938-1740